Filed Pursuant to Rule 433
Registration No. 333-118476
Final Term Sheet
February 6, 2007
$1,150,000,000
AT&T Inc.
6.375% SENIOR NOTES DUE 2056

ISSUER:	AT&T Inc.
TITLE OF SECURITIES:	6.375% Senior Notes due 2056 (the “Senior Notes”)
TRADE DATE:	February 6, 2007
SETTLEMENT DATE (T+4):	February 12, 2007
MATURITY DATE:	February 15, 2056
AGGREGATE PRINCIPAL AMOUNT OFFERED:	$1,150,000,000 (46,000,000 number of Senior Notes)
OVER-ALLOTMENT OPTION	$172,500,000 (6,900,000 number of Senior Notes)
INTEREST RATE:	6.375% per annum
INTEREST PAYMENT DATES:	Quarterly on each May 15, August 15, November 15 and February 15, commencing on May 15, 2007
DENOMINATIONS:	Minimum of $25 and integral multiples of $25 thereafter
OPTIONAL REDEMPTION:	At any time on or after February 15, 2012 at a redemption price equal to 100% of the principal amount of the Senior Notes redeemed plus accrued and unpaid interest to the redemption date

A-1

PRICE TO PUBLIC (ISSUE PRICE):	100%[1]
GROSS SPREAD:	3.136%, based on a weighted average underwriting discount for retail and institutional investors
PRICE TO AT&T INC.:	96.864%
NET PROCEEDS:	$1,113,651,000, or $1,280,717,250 if the over-allotment option is exercised in full, based on the over-allotment being sold exclusively to retail investors
UNDERWRITERS’ REIMBURSEMENT OF AT&T INC.’S EXPENSES:	Certain of the underwriters have agreed to reimburse AT&T Inc. for a majority of its expenses related to the offering of its Senior Notes.
JOINT BOOKRUNNERS:	Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated
SENIOR CO-MANAGERS:	Morgan Stanley & Co. Incorporated, UBS Securities LLC and Wachovia Capital Markets, LLC
JUNIOR CO-MANAGERS:	A.G. Edwards & Sons, Inc. and RBC Dain Rauscher Inc.

[1]	Plus accrued interest, if any, from February 12, 2007 if settlement occurs after that date.

PLAN OF DISTRIBUTION:

Underwriters	Principal Amount of Senior Notes
Citigroup Global Markets Inc.	$186,300,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	186,300,000
Morgan Stanley & Co. Incorporated	186,300,000
UBS Securities LLC	186,300,000
Wachovia Capital Markets, LLC	186,300,000
A.G. Edwards & Sons, Inc.	57,500,000
RBC Dain Rauscher Inc.	57,500,000
Charles Schwab & Co., Inc.	5,750,000
H&R Block Financial Advisors, Inc.	5,750,000
Janney Montgomery Scott LLC	5,750,000
Oppenheimer & Co. Inc.	5,750,000
Raymond James & Associates, Inc.	5,750,000
TD Ameritrade, Inc.	5,750,000
Wells Fargo Securities, LLC	5,750,000
B.C. Ziegler and Company	2,875,000
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	2,875,000
D.A. Davidson & Co.	2,875,000
Doley Securities, LLC	2,875,000
Ferris, Baker Watts, Incorporated	2,875,000
Fidelity Capital Markets, a division of National Financial Services LLC	2,875,000
Guzman & Company	2,875,000
J.J.B. Hilliard, W.L. Lyons, Inc.	2,875,000
Jackson Securities LLC	2,875,000
Jefferies & Company, Inc.	2,875,000
KeyBanc Capital Markets, a division of McDonald Investments Inc.	2,875,000
Loop Capital Markets, LLC	2,875,000
Mesirow Financial, Inc.	2,875,000
Morgan Keegan & Company, Inc.	2,875,000
Pershing LLC	2,875,000
Piper Jaffray & Co.	2,875,000
Robert W. Baird & Co. Incorporated	2,875,000
Ryan Beck & Co., Inc.	2,875,000
Southwest Securities, Inc.	2,875,000
SunTrust Capital Markets, Inc.	2,875,000
The Williams Capital Group, L.P.	2,875,000
Wedbush Morgan Securities Inc.	2,875,000
Total	$1,150,000,000

REFERENCE DOCUMENT:	Prospectus Supplement dated February 6, 2007; Prospectus dated May 24, 2005.

     THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE TO CITIGROUP GLOBAL MARKETS INC. AT 1-877-858-5407 OR MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED AT 1-866-500-5408.
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